Pricing Supplement No. 46   Dated June 20, 1997
(To Prospectus Supplement dated February 20, 1996
and Prospectus dated January 31, 1996)

Pursuant to Rule 424(b)(3)
Registration Statement No. 33-64193

J.P. Morgan & Co. Incorporated
Medium-Term Notes, Series A
 (Floating Rate Notes)


Principal Amount: $22,500,000

CUSIP: 61687Y BM8

Trade Date: June 20, 1997

Settlement Date: June 27, 1997

Maturity Date: July 1, 2027

If principal amount is other than
U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: 99.00%

Interest Rate (per annum): Initially, the rate will be set at 10 year CMT - 0.60% from June 27, 1997 up to but excluding the first repayment date of July 1, 2007; thereafter the rate will be set at 30-day LIBOR - 0.30% (as described below). Coupon and intermediation calculations rounded to five decimal places (as more fully described in the Prospectus Supplement referred to above).

Interest Rate Basis:
     (  )  Commercial Paper Rate   (  )  Federal Funds Rate
     (  )  LIBOR (Reuters)             (  )  Treasury Rate Note
     (  )   LIBOR (Telerate)          ( X  )  Other:  See below *
     (  )  Prime Rate

* Initially, the rate will be set at 10 year CMT - 0.60% as set forth on Telerate Screen Page 7051 or its successor page from June 27, 1997 up to but excluding the first repayment date of July 1, 2007; thereafter the rate will be set at 30-day LIBOR - 0.30% as set forth on Telerate Screen Page 3750 or its successor page.

Interest Payment Date(s): July 1 and January 1 of each year, commencing January 1, 1998

Record Date(s): (X) The fifteenth day (whether or not a Business Day) next preceding each Interest Payment Date.
                (  )  Other

Initial Interest Rate Per Annum: Rate on the second Business
Day preceding the Settlement Date.

Interest Payment Period: (  )  Annual   ( X )  Semi-Annual
                         (  )  Monthly    ( )  Quarterly

Interest Reset Periods:
     (  )  Daily    (  )  Weekly   (  )  Monthly    (  ) Quarterly
     (  )  Semi-annually; the third Wednesday of :
     (  )  Annually; the third Wednesday of:
     ( X ) Other: The rate for the 10-year CMT will be reset quarterly on the second business day prior to the first day of each quarterly reset period.
The rate for the 30-day LIBOR will be reset monthly on the second business day prior to the first day of each monthly reset period.

Interest Determination Dates, if other than stated in the Prospectus Supplement: Second Business Day preceding the
Interest Payment Date.

Interest Reset Date if other than stated in the Prospectus
Supplement: The 1st of each July and January beginning
January 1, 1998. If any Interest Reset Date, is not a Business Day, such Interest Date shall be postponed to the next day that is a Business Day, except if such Business Day is in the next succeeding calendar month, such Interest Reset Date shall be the immediately preceding
Business Day.


Interest Calculation:
     (X)   Regular Floating Rate
     (  )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): minus .60%  for the reset rate 10-year
CMT and minus .30% for the reset rate 30-day LIBOR

Spread Multiplier: N/A

Index Maturity: 10 year for the reset rate CMT and
                30 day for the reset rate LIBOR

Index Currency: N/A

Maximum Interest Rate: N/A         Minimum Interest Rate: N/A

Calculation Date if other than stated in the Prospectus
Supplement: N/A

Right of Payment:
     (  )  Subordinated   ( X  )  Unsubordinated

Day Count Basis:       ( X )  30/360
                       (  )  Actual/360

Form:     (X)  Book-Entry Note (DTC)
          (  )  Certificated Note

Denomination: $250,000 with $1,000 integral multiples thereafter.

Redemption:
( ) The Notes may not be redeemed prior to stated maturity.
(X)   The Notes may not be redeemed prior to July 1, 2007.
Thereafter, the notes may be redeemed at the option of the Note Holder, upon at least 30 calendar days notice, every three years on July 1 beginning July 1, 2007 at a repayment price equal to the principal amount of the Notes multiplied by the Put Percentage relating to such Optional Repayment date (subject to Business Day convention described in the Prospectus Supplement), as set forth below, together with accrued interest to the date fixed for redemption:

   Optional Repayment                          Put
         Date                              Percentage
     July 1, 2007                             99.39%
     July 1, 2010                             99.60%
     July 1, 2013                             99.87%
     July 1, 2016 and on each
      third anniversary thereafter
      to maturity                            100.00%


Such redemption may be made in minimum denominations of $250,000 with $250,000 integral multiples thereafter.

Optional Redemption Date(s): July 1, 2007, July 1, 2010,
July 1, 2013, July 1, 2016, July 1, 2019, July 1, 2022, July 1, 2025 and
July 1, 2027 inclusive (subject to Business Day convention described in the Prospectus Supplement)

Initial Redemption Date: July 1, 2007 (subject to Business
Day convention described in the Prospectus Supplement)

Initial Redemption Percentage: See Redemption section above

Annual Redemption Percentage Reduction: N/A

Modified Payment Upon Acceleration: N/A

Sinking Fund:  None

Extendible Note:   (  )  Yes        (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A

     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  First Trust of New York, National Association
                         (  )  Morgan Guaranty Trust Company of New York

Plan of Distribution:
     The Company, through J.P. Morgan Securities Inc. ("JPMSI") acting as the Company's agent, will sell the aggregate principal amount of the Notes to PaineWebber Incorporated at a price of 99.00% of the principal amount of the Notes.

The Company has agreed to indemnify JPMSI and PaineWebber
Incorporated against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE PROSPECTUS SHALL
HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT
OR THE PROSPECTUS.